Filed Pursuant to Rule 433

Registration Nos. 333-262382,

333- 262382-01 and 333-262382-02

Subject to Completion dated March 22, 2022

Free Writing Prospectus

Class A(2022-1) Card series Notes

Capital One Bank (USA), National Association

Sponsor, Servicer and Originator of Assets

Capital One Funding, LLC

Depositor and Transferor

Capital One Multi-asset Execution Trust

Issuing Entity

NOTICE TO PURCHASERS RESIDENT IN THE PROVINCE OF ONTARIO

This notice should be read in conjunction with the Preliminary Prospectus, dated March 18, 2022, transmitted herewith, as amended or supplemented from time to time.

RBC Capital Markets, LLC is delivering this notice to you because we intend to rely on the exemption in section 3A.3 or 3A.4, as applicable, of National Instrument 33-105 Underwriting Conflicts (NI 33-105) from the underwriter conflicts of interest disclosure requirements of NI 33-105 for any distribution to you in the future of an eligible foreign security, as defined in NI 33-105.

If, in connection with a distribution of an eligible foreign security, as defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions, or as defined in Multilateral Instrument 45-107 Listing Representations and Statutory Rights of Action Disclosure Exemptions, we deliver to you an offering document that constitutes an offering memorandum under applicable securities laws in Canada, you may have, depending on the province or territory of Canada in which the trade was made to you, remedies for rescission or damages if the offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by you within the time limit prescribed by the securities legislation of your province or territory. You should refer to any applicable provisions of the securities legislation of your province or territory for the particulars of these rights or consult with a legal advisor.

The issuing entity’s Class A(2022-1) Card series Notes described in the accompanying prospectus (including any amendment thereto) may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A(2022-1) Card series Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

The transferor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the transferor has filed with the SEC for more complete information about the transferor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the transferor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.